Exhibit 99.1
SELECTED FINANCIAL DATA
     In February 2008, we completed the acquisition of additional oil and natural gas properties and related assets in the Permian Basin of West Texas and oil and natural gas properties and related assets in the Williston Basin of North Dakota (the “Permian and Williston Basin Assets”) from Encore Operating, L.P. (“Encore Operating”), a Texas limited partnership and indirect wholly owned subsidiary of Encore Acquisition Company (“EAC”). Because the Permian and Williston Basin Assets were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at Encore Operating’s historical cost, and our historical financial information was recast to include the results of operations of the Permian and Williston Basin Assets for all periods presented. Accordingly, the following selected consolidated financial data has been recast from that presented in our 2007 Annual Report on Form 10-K.
     Certain selected historical financial data shown below was derived from our recast audited consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 (collectively, the “Recast Financial Statements”). The selected historical financial data as of December 31, 2005, 2004, and 2003 and for the years ended December 31, 2004 and 2003 was derived from recast unaudited financial statements.
     The following recast selected consolidated financial and operating data should be read in conjunction with our recast “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Recast Financial Statements, included as exhibits to our Current Report on Form 8-K dated September 22, 2008.

	Year Ended December 31, (a)
	2007	2006	2005	2004	2003
	(In thousands)
Consolidated Statements of Operations Data:
Revenues:
Oil	$85,110	$17,776	$11,620	$7,831	$3,270
Natural gas	23,720	23,129	31,607	23,516	19,613
Marketing (b)	8,582	—	—	—	—

Total revenues	117,412	40,905	43,227	31,347	22,883

Expenses:
Production:
Lease operations	21,539	6,937	5,558	4,433	2,948
Production, ad valorem, and severance taxes	11,664	3,745	3,504	2,553	1,998
Depletion, depreciation, and amortization	32,275	5,284	4,592	3,905	3,191
Exploration	124	22	312	16	4
General and administrative (c)	12,204	1,737	1,450	1,120	806
Marketing (b)	6,673	—	—	—	—
Derivative fair value loss (d)	26,301	—	—	—	—
Other operating	1,087	536	589	481	215

Total expenses	111,867	18,261	16,005	12,508	9,162

Operating income	5,545	22,644	27,222	18,839	13,721

Other income (expenses):
Interest (e)	(12,702)	—	—	—	—
Other	196	—	—	—	—

Total other expenses	(12,506)	—	—	—	—

Income (loss) before income taxes	(6,961)	22,644	27,222	18,839	13,721

Income tax provision:
Current	(62)	—	—	—	—
Deferred	—	(240)	—	—	—

Net income (loss)	$(7,023)	$22,404	$27,222	$18,839	$13,721

	Year Ended December 31, (a)
	2007	2006	2005	2004	2003
	(In thousands, except per unit data)
Consolidated Statements of Operations Data:

Net loss allocation (f):
Limited partners’ interest in net loss	$(18,617)

General partner’s interest in net loss	$(389)

Net loss per common unit (f):
Basic	$(0.78)
Diluted	(0.78)

Weighted average common units outstanding (f):
Basic	23,877
Diluted	23,877

Cash distributions per common unit	$0.053

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$33,366	$31,040	$30,244	$18,199	$16,648
Investing activities	(376,129)	(5,223)	(25,307)	(20,169)	(4,194)
Financing activities	342,766	(25,817)	(4,937)	1,970	(12,454)

	Year Ended December 31, (a)
	2007	2006	2005	2004	2003

Total Production Volumes:
Oil (MBbls)	1,436	292	224	200	114
Natural gas (MMcf)	3,418	3,298	3,887	3,830	3,649
Combined (MBOE)	2,006	842	872	838	722

Average Realized Prices:
Oil ($/Bbl)	$59.25	$60.83	$51.83	$39.18	$28.65
Natural gas ($/Mcf)	6.94	7.01	8.13	6.14	5.37
Combined ($/BOE)	54.25	48.59	49.57	37.40	31.68

Average Costs per BOE:
Lease operations	$10.74	$8.24	$6.37	$5.29	$4.08
Production, ad valorem, and severance taxes	5.81	4.45	4.02	3.05	2.77
Depletion, depreciation, and amortization	16.09	6.28	5.27	4.66	4.42
Exploration	0.06	0.03	0.36	0.02	0.01
General and administrative	6.08	2.06	1.66	1.34	1.12
Derivative fair value loss	13.11	—	—	—	—
Other operating expense	0.54	0.64	0.68	0.57	0.30
Marketing gain	(0.95)	—	—	—	—

Proved Reserves:
Oil (MBbls)	21,397	3,952	3,937	2,332	1,603
Natural gas (MMcf)	61,207	55,241	63,526	56,819	57,830
Combined (MBOE)	31,598	13,159	14,525	11,802	11,241

	As of December 31, (a)
	2007	2006	2005	2004	2003
	(In thousands)
Consolidated Balance Sheets Data:
Working capital	$2,750	$1,248	$3,120	$1,887	$1,532
Total assets	497,719	98,045	102,735	77,895	53,917
Long-term debt	47,500	—	—	—	—
Partners’/Owner’s equity	395,013	90,126	93,359	71,343	51,032

(a)	We acquired oil and natural gas properties and related assets in the Elk Basin of Wyoming and Montana from subsidiaries of Anadarko Petroleum Corporation in March 2007. The operating results of these properties are included in our Consolidated Statements of Operations from the date of acquisition forward.

(b)	In March 2007, we acquired a crude oil pipeline and a natural gas pipeline as part of the Elk Basin acquisition.

(c)	As a result of becoming a publicly traded entity in September 2007, we incur additional expenses such as fees associated with annual and quarterly reports to unitholders, tax returns and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, and accounting and legal services. In addition, pursuant to the administrative services agreement with Encore Operating, Encore Operating receives a fee based on our production (initially $1.75 per barrel of oil equivalent) for performing all of our administrative services, and receives reimbursement of actual third-party expenses incurred on our behalf.

(d)	In conjunction with the closing of the Elk Basin acquisition in March 2007, EAC contributed floor contracts to us and we purchased additional derivative contracts based on our hedging strategy. Prior to these purchases, we did not have any derivative contracts.

(e)	In conjunction with the closing of the Elk Basin acquisition in March 2007, we entered into two credit agreements to fund a portion of the purchase price. Prior to the acquisition, we did not have any indebtedness.

(f)	Prior to the closing of our initial public offering, EAC owned all of our general and limited partner interests, with the exception of management incentive units owned by certain executive officers of our general partner. Accordingly, earnings per unit is not presented for periods prior to the initial public offering. For additional information regarding earnings per unit, please read Note 9 of our Recast Financial Statements.

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